EXHIBIT 5.1

March 8, 2004

Verilink Corporation
127 Jetplex Circle
Madison, Alabama 35758

Re:	Registration Statement on Form S-3 of Verilink Corporation Common Stock Issuable upon Conversion of Promissory Note

Ladies and Gentlemen:

          We have served as counsel for Verilink Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), of 1,968,445 shares (the “Shares”) of common stock, $.01 par value, of the Company, issuable upon the conversion of those certain $10.48 million convertible promissory notes issued in connection with the acquisition of XEL Communications, Inc. on February 5, 2004 (the “Notes”).

          We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and the authorization of the Shares as we have deemed necessary and advisable. In such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinion, we have relied upon certificates or representations of Company officials and of appropriate governmental officials.

          We express no opinion as to matters under or involving the laws of any jurisdiction other than the corporate law of the State of Delaware.

          Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

          1.          The Shares have been duly authorized; and

          2.          Upon the issuance and delivery of the Shares following conversion of the Notes in whole or in part and in accordance with the terms of the Notes, such Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP